EXHIBIT 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

TERAWULF (THALES) LLC,

CUMULUS COIN LLC

AND

NAUTILUS CRYPTOMINE LLC

dated as of

October 2, 2024

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION		1
1.1	Definitions	1
1.2	Rules of Construction	6
		7
ARTICLE II PURCHASE AND SALE; WORKING CAPITAL; CLOSING		7
2.1	Closing	7
2.2	Nautilus Distributions; Purchase and Sale of TeraWulf Units; Closing	7
2.3	Working Capital.	8
		10
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER		10
3.1	Organization	10
3.2	Authorization; Enforceability	10
3.3	No Conflict	10
3.4	Litigation	10
3.5	Brokers’ Fees	10
3.6	Ownership of TeraWulf Units	11
3.7	No Other Representations or Warranties	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		11
4.1	Capacity; Organization	11
4.2	Authorization; Enforceability	11
4.3	No Conflict	12
4.4	Litigation	12
4.5	Brokers’ Fees	12
4.6	Investment Representation	12
4.7	Equipment	12
4.8	Miners	12
4.9	Bulk Sale Law Representation	12
4.10	No Other Representations or Warranties	12

ARTICLE V COVENANTS		13
5.1	Tax Matters	13
5.2	Cessation of Membership	15
5.3	Additional Post-Closing Covenants	15
5.4	Confidentiality	17

ARTICLE VI INDEMNIFICATION		18
6.1	Indemnification	18
6.2	LIMITATION ON LIABILITY FOR DAMAGE OR LOSS TO MINERS	18

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ARTICLE VII MISCELLANEOUS		18
7.1	Notices	18
7.2	Assignment	19
7.3	Rights of Third Parties	19
7.4	Survival of Representations, Warranties and Covenants	19
7.5	Expenses	19
7.6	Counterparts	19
7.7	Entire Agreement	20
7.8	Amendments; Waiver; Consent	20
7.9	Publicity	20
7.10	Severability	20
7.11	Governing Law; Consent to Exclusive Jurisdiction; Dispute Resolution	20
7.12	Waiver of Jury Trial	21
7.13	Specific Performance	21
7.14	Release	21
7.15	Recourse	23

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PURCHASE AND SALE AGREEMENT

PREAMBLE

THIS PURCHASE AND SALE AGREEMENT (as may be amended, modified or supplemented from time to time, this “Agreement”), dated as of October 2, 2024, is entered into by and among TeraWulf (Thales) LLC, a Delaware limited liability company (“Seller”), and Cumulus Coin LLC, a Delaware limited liability company (“Buyer”), and Nautilus Cryptomine LLC, a Delaware limited liability company (“Nautilus”).

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Units set forth on Schedule I hereto (the “TeraWulf Units”), which constitute all of Seller’s equity interests in Nautilus, in exchange for the Miner and Equipment Assignment, the Purchase Price, the Nautilus Distributions and the other consideration set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Second Amended & Restated Limited Liability Company Agreement of Nautilus, dated February 1, 2023 (the “Nautilus LLC Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1              Definitions. As used herein, the following terms shall have the following meaning:

“Accounts Payable” means the balances, calculated as of the of the Determination Time, of the accounts payable categories set forth on Schedule IV, calculated in accordance with the accounting principles set forth on Schedule V and consistent with past practice.

“Accounts Receivable” means the balances, calculated as of the Determination Time, of the accounts receivable categories set forth on Schedule IV, calculated in accordance with the accounting principles set forth on Schedule V and consistent with past practice.

“Accrued Liabilities” means the balances, calculated as of the Determination Time, of the accrued liabilities and operating lease categories set forth on Schedule IV, calculated in accordance with the accounting principles set forth on Schedule V and consistent with past practice.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person directly or indirectly owning or controlling a majority of any class of outstanding equity interests of such Person or of any Person which such Person directly or indirectly owns or controls a majority of any class of equity interests, or (iii) any officer, director, general partner or trustee of such Person, or any Person of which such Person is an officer, director, general partner or trustee; provided, that in the case of a Person who is an individual, such terms shall also include members of such specified Person’s immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Dispute Notice” has the meaning set forth in Section 5.1(b).

“Allocation Review Period” has the meaning set forth in Section 5.1(b).

“Assignment in Lieu of Certificate” has the meaning set forth in Section 2.2(a)(iii).

“Best Industry Practices” means the degree of skill, diligence, prudence and foresight which would be reasonably expected to be observed by a skilled, qualified operator in carrying out activities the same or as similar to the removal of the Equipment under the same or similar circumstances within the same industry.

“Bitcoin” means all “Bitcoin” as described in the peer-to-peer electronic cash system as described in the whitepaper published by Satoshi Nakamoto on October 31, 2008, mined by Nautilus (including utilizing the Miners) prior to the Closing and not previously transferred to Seller or Buyer, as applicable, in accordance with the Nautilus LLC Agreement.

“Bulk Sale Laws” has the meaning set forth in Section 6.1(b).

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.1(a).

“Buyer Removal Employee Fee” has the meaning set forth in Section 5.3(d).

“Buyer Removal Employees” has the meaning set forth in Section 5.3(d).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Statement” has the meaning set forth in Section 2.3(b).

“Coinbase” means Coinbase Global, Inc.

“Confidential Information” means all non-public information, knowledge, systems or data relating to the business, operations, finances, policies, strategies, intentions or inventions of Nautilus from whatever source obtained, except for any such information, knowledge, systems or data which at the time of disclosure was in the public domain or otherwise in the possession of the disclosing Person unless such information, knowledge, systems or data was placed into the public domain or became known to such disclosing Person in violation of any non-disclosure obligation.

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“Control,” when used with respect to any Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing; provided, that Nautilus shall not be considered an Affiliate of Seller or any of its Affiliates.

“Creditors’ Rights” has the meaning set forth in Section 3.2.

“Delivered Financials” has the meaning set forth in Section 5.3(b).

“Designated Accountant” has the meaning set forth in Section 2.3(d).

“Determination Time” means 12:01 a.m. Eastern Time on the date hereof.

“Dispute Notice” has the meaning set forth in Section 2.3(b).

“Disputed Items” has the meaning set forth in Section 2.3(b).

“Equipment” means the Miners and the other equipment set forth on Schedule III attached hereto.

“Estimated Pro Rata Working Capital Amount” has the meaning set forth in Section 2.3(a).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a).

“Excess Amount” has the meaning set forth in Section 2.3(f)(i).

“Final Pro Rata Working Capital Amount” has the meaning set forth in Section 2.3(b).

“Final Working Capital” has the meaning set forth in Section 2.3(b).

“Fraud” means, with respect to any Person, such Person’s actual and intentional common law fraud under the Laws of the State of Delaware with respect to the making by such Person of any of the representations and warranties contained in this Agreement or in any certificate delivered pursuant hereto or thereto; provided, that, notwithstanding anything to the contrary, “Fraud” shall not include equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, any torts (including a claim for fraud) based on negligence (including gross negligence) or recklessness, grossly negligent or negligent misrepresentation or omission or knowledge of the fact that the Person making such representation or warranty does not have sufficient information to make the statement contained in the representation and warranty set forth herein but which is nevertheless made as a matter of contractual risk allocation between the Parties.

“Governmental Authority” means any governmental instrumentality, taxation authority or agency or body politic.

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“Ground Lease” means that certain Ground Lease by and between Cumulus Data LLC, a Delaware limited liability company, and Nautilus, dated as of May 12, 2021 (as amended from time to time).

“Intended Tax Treatment” has the meaning set forth in Section 5.1(g).

“K-1 Delivery Dates” has the meaning set forth in Section 5.1(c).

“Laws” means all laws, statutes, rules, regulations, codes, ordinances, constitutions, orders or treaties of the United States, any state of the United States, and any political subdivision thereof.

“Losses” has the meaning set forth in Section 6.1(a).

“Miner” means those certain hashrate miners owned by Nautilus and set forth on Schedule II attached hereto.

“Miner and Equipment Assignment” has the meaning set forth in Section 2.2(a)(ii).

“Nautilus” has the meaning set forth in the preamble to this Agreement.

“Nautilus Bank Account” means that bank account held by Talen Energy Supply LLC at Mitsubishi UFJ Financial Group, Inc. with the account name “Nautilus Cryptomine” or any other bank account holding cash of Nautilus.

“Nautilus Cash” means an amount, calculated as of the Determination Time, equal to (a) all cash held in the Nautilus Bank Account (including deposits in transit), minus (b) the balance of any outstanding checks (unless the associated payable is included in Accounts Payable), in each case, as calculated in accordance with the accounting principles set forth on Schedule IV and consistent with past practice.

“Nautilus Distributions” has the meaning set forth in Section 2.2(a).

“Nautilus LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Non-Party Affiliates” has the meaning set forth in Section 7.15.

“Optional Capacity” shall have the meaning set forth in the Nautilus LLC Agreement.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, partnership agreement, limited liability company agreement or similar formation or governing documents and instruments.

“Party” means each of Buyer and Seller (collectively, the “Parties”).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Pre-Closing Statement” has the meaning set forth in Section 2.3(a).

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“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before (or deemed under applicable Tax Laws to end on or before) the Closing Date.

“Premises” means that certain real property described on Exhibit A and Exhibit A-1 to the Ground Lease, including for the avoidance of doubt the Lessee Improvements (as defined in the Ground Lease) constructed thereon.

“Prepayments” means the balances, calculated as of the Determination Time, of the prepayments categories set forth on Schedule IV, calculated in accordance with the accounting principles set forth on Schedule V and consistent with past practice.

“Pro Rata Working Capital Amount” means with respect to each component of Working Capital set forth on Schedule IV, an amount equal to (a) such amount, multiplied by (b) Seller’s corresponding allocation percentage calculated in accordance with the accounting principles set forth on Schedule V.

“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, audit or proceeding, or litigation of any nature (civil, criminal, regulatory or otherwise) at law or in equity or any other legal or administrative proceeding.

“Proposed Purchase Price Allocation” has the meaning set forth in Section 5.1(b).

“Purchase Price” means the amount set forth on Schedule I hereto under the heading “Purchase Price.”

“Purchase Price Allocation” has the meaning set forth in Section 5.1(b).

“Release” has the meaning set forth in Section 7.14(a).

“Released Claim” has the meaning set forth in Section 7.14(a).

“Released Parties” has the meaning set forth in Section 7.14(a).

“Releasing Parties” has the meaning set forth in Section 7.14(a).

“Removal Date” has the meaning set forth in Section 5.3.

“Representatives” shall mean (a) an Affiliate of a Party; (b) any director, officer, or employee of a Party or of any such Party’s Affiliates; or (c) any agent of a Party.

“Review Period” has the meaning set forth in Section 2.3(b).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 6.1(b).

“Shortfall Amount” has the meaning set forth in Section 2.3(f)(ii).

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“SSES” or “Site” means the Susquehanna steam electric station located in Berwick, Pennsylvania.

“Tax” or “Taxes” means (a) all taxes, assessments, fees and other charges of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local or foreign income tax, gross receipts tax, franchise tax, estimated tax, alternative minimum tax, add-on minimum tax, sales tax, use tax, transfer tax, registration tax, value added tax, excise tax, natural resources tax, severance tax, stamp tax, occupation tax, premium, windfall profit tax, environmental tax, custom, duty, real property tax, personal property tax, capital stock tax, social security tax, unemployment tax, disability tax, payroll tax, license tax, employee tax, withholding tax or other tax of any kind whatsoever and (b) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax, or the administration of any Laws or administrative requirements relating to any Tax.

“TeraWulf Units” has the meaning set forth in the recitals to this Agreement.

“Transactions” means, with respect to any Party or Parties, the transactions contemplated by this Agreement.

“Transfer Taxes” means any sales, use, transfer, stamp, documentary, recording, registration, conveyance or similar Taxes or fees incurred or imposed on the sale of the TeraWulf Units.

“Working Capital” means an amount, calculated, without duplication, as of the Determination Time in accordance with the accounting principles set forth on Schedule V, equal to (a) the sum of Nautilus’ (i) Nautilus Cash, (ii) Accounts Receivable and (iii) Prepayments minus, (b) the sum of (i) Accounts Payable and (ii) Accrued Liabilities. The Working Capital Schedule attached hereto as Schedule IV sets forth an illustrative calculation of Working Capital.

1.2              Rules of Construction.

(a)               All article, section and schedule references used in this Agreement are to articles, sections and schedules of or to this Agreement unless otherwise specified.

(b)               If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive.

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(c)               This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party or the Party causing any instrument to be drafted.

(d)               The captions and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)               Except to the extent referring specifically to Bitcoin, all references to currency herein shall be to, and all payments required hereunder shall be paid in, United States Dollars.

(f)                Any event hereunder requiring the payment of cash or cash equivalents on a day that is not a Business Day shall be deferred until the next Business Day.

Article II

PURCHASE AND SALE; WORKING CAPITAL; CLOSING

2.1              Closing. The closing of the transactions contemplated by this Agreement (the “Closing”), shall occur on the date hereof simultaneously with the execution and delivery of this Agreement (the “Closing Date”). The Closing shall be deemed to have been consummated for accounting purposes at 12:01 a.m. prevailing Eastern Time on the Closing Date.

2.2              Nautilus Distributions; Purchase and Sale of TeraWulf Units; Closing. In connection with the Closing, in each case, on the terms and subject to the conditions of this Agreement, Buyer and Seller shall complete, or cause to be completed, the actions described in Section 2.2(a) and Section 2.2(b), as applicable.

(a)               Buyer shall:

(i)                 first, cause Nautilus to make a distribution of (A) all Bitcoin calculated in accordance with the accounting principles set forth on Schedule V and (B) the Estimated Pro Rata Working Capital Amount, by electronic funds transfer of immediately available funds, to an account or accounts (or, in the case of Bitcoin, the wallet) designated by Seller in writing prior to Closing (collectively, the items described in this Section 2.2(a)(i), the “Nautilus Distributions”);

(ii)              immediately thereafter, cause Nautilus to assign ownership of the Miners and Equipment to Seller effective as of the Closing pursuant to an assignment agreement duly executed by Nautilus and Seller in respect of the Miners and Equipment in the form attached hereto as Exhibit B (the “Miner and Equipment Assignment”); and

(iii)            immediately thereafter, acquire the TeraWulf Units by means of an assignment in lieu of certificate in respect of the TeraWulf Units in the form attached hereto as Exhibit A (the “Assignment in Lieu of Certificate”), duly executed by Buyer and Nautilus, in exchange for the Purchase Price, delivered by

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electronic funds transfer of immediately available funds, to an account or accounts designated by Seller in writing prior to Closing.

(b)               Seller shall deliver, or cause to be delivered, to Buyer in the following order:

(i)                 the Miner and Equipment Assignment, duly executed by Seller; and

(ii)              immediately following the delivery and effectiveness of the Miner and Equipment Assignment, Seller shall sell, assign, transfer and convey to Buyer, free and clear of any liens, claims or encumbrances (other than restrictions on transfer under applicable securities Laws or set forth in the Organizational Documents of Nautilus), the TeraWulf Units, pursuant to the Assignment in Lieu of Certificate, duly executed by Seller.

(c)               At the Closing, Seller shall deliver, or cause to be delivered, to Buyer a duly executed IRS Form W-9 of Seller.

(d)               Nautilus hereby waives any requirement that advance notice of the sale be provided to Nautilus under the Nautilus LLC Agreement.

2.3              Working Capital.

(a)               Prior to the Closing Date, Buyer has delivered to Seller a written statement (the “Pre-Closing Statement”) setting forth in reasonable detail Buyer’s good faith calculation, together with reasonable supporting calculations and documents, of (i) estimated Working Capital (the “Estimated Working Capital”) and (ii) the resulting calculation of the estimated Pro Rata Working Capital Amount (the “Estimated Pro Rata Working Capital Amount”).

(b)               Within ten (10) days after the Closing Date, Buyer will deliver to Seller a written statement (the “Closing Statement”), setting forth Buyer’s good faith calculation, together with reasonable supporting calculations, documentation and any additional information reasonably requested by Seller, of (i) Working Capital (as finally determined pursuant to this Section 2.3, “Final Working Capital”) and (ii) the resulting calculation of the Pro Rata Working Capital Amount (as finally determined pursuant to this Section 2.3, “Final Pro Rata Working Capital Amount”). Seller shall have ten (10) business days after the later of (x) receipt of the Closing Statement and (y) delivery of the Delivered Financials in accordance with Section 5.3(b) (the “Review Period”) to review the calculation of Working Capital and the Pro Rata Working Capital Amount set forth therein. During the Review Period, Seller shall have the right to review the supporting documentation regarding the calculation of Working Capital and the Pro Rata Working Capital Amount, upon written request and solely for purposes reasonably related to determination of such amounts. Prior to the expiration of the Review Period, Seller may dispute in good faith the calculation of Working Capital and resulting calculation of the Pro Rata Working Capital Amount by written notice to Buyer (the “Dispute Notice”) setting forth in reasonable detail the amount, nature and basis of Seller’s dispute (the “Disputed Items”) with Buyer’s calculations resulting in such Working Capital and Pro Rata Working Capital Amount. All items in the Closing Statement for which Seller either agrees with or does not expressly dispute in the Dispute Notice prior to the expiration of the Review Period shall be final and binding on the Parties.

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(c)               If a Dispute Notice is timely delivered, Buyer and Seller shall, during the ten (10) days following such delivery of the Dispute Notice, use commercially reasonable efforts to reach agreement with respect to the Disputed Items, the Final Working Capital, and the resulting Final Pro Rata Working Capital Amount.

(d)               If Buyer and Seller cannot reach such agreement within such ten (10) day period, Buyer and Seller will use their good faith efforts to engage Marcum LLP, for resolution of the Disputed Items, or if Marcum LLP is unable or unwilling to serve, Buyer and Seller shall appoint by mutual agreement an internationally recognized firm of independent certified accountants to resolve such Disputed Items (the “Designated Accountant”).

(e)               Each of Buyer and Seller (i) shall promptly, within fifteen (15) Business Days of the appointment of the Designated Accountant, provide their respective assertions regarding the Disputed Items and (ii) shall have the opportunity to provide to the Designated Accountant and to the other Party a written response to the such other Party’s written assertions promptly after receipt thereof. The Designated Accountant shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the Parties agree should be no later than thirty (30) days following the day on which the Parties submit written assertions to the Designated Accountant). The Designated Accountant shall base its determination solely on (A) the written submissions of the Parties and shall not conduct an independent investigation and (B) the extent (if any) to which the Disputed Items require adjustment (only with respect to the Disputed Items submitted to the Designated Accountant). Neither Party shall have ex parte communications with the Designated Accountant. The determination of the Designated Accountant shall (x) not be an amount in excess of the largest, nor less than the lowest, Working Capital or Pro Rata Working Capital Amount, as applicable, submitted by Buyer and Seller to the Designated Accountant and (y) be final, conclusive and binding on the Parties, absent manifest error and constitute the Final Working Capital and resulting Final Pro Rata Working Capital Amount. All fees and expenses of the Designated Accountant relating to the work, if any, to be performed by the Designated Accountant hereunder shall be borne pro rata as between Buyer, on the one hand, and Seller, on the other hand, in inverse proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and Seller (set forth in the written submissions to the Designated Accountant) made by the Designated Accountant, such that the Party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses.

(f)                Within ten (10) Business Days after the Final Working Capital and Final Pro Rata Working Capital Amount are finally determined pursuant to this Section 2.3:

(i)                 if the Final Pro Rata Working Capital Amount exceeds the Estimated Pro Rata Working Capital Amount (such excess amount, if any, the “Excess Amount”), then Nautilus shall pay, or cause to be paid, directly to Seller, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing, an aggregate amount equal to the Excess Amount.

(ii)              if the Final Pro Rata Working Capital Amount is less than the Estimated Pro Rata Working Capital Amount (such shortfall amount, if any, the “Shortfall Amount”), then Seller shall pay or cause to be paid, directly to Nautilus,

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by wire transfer of immediately available funds to an account or accounts designated by Buyer in writing, an aggregate amount equal to the Shortfall Amount.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as of the Closing Date as follows:

3.1              Organization. Seller is a limited liability company that is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations hereunder or to consummate the Transactions.

3.2              Authorization; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by all requisite limited liability company action on the part of Seller, and no other authorization on the part of Seller is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Seller and constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity) (such Laws and principles being referred to herein as “Creditors’ Rights”).

3.3              No Conflict. The execution and delivery of this Agreement by Seller and the consummation of the Transactions by Seller do not (a) violate, conflict with or breach any terms, conditions or provisions of the Organizational Documents of Seller or (b) violate, conflict with or breach any agreement, instrument or Law to which Seller is subject, except, with respect to this clause (b), as would not, individually or in the aggregate, reasonably be expected to prohibit or materially delay or interfere with or otherwise have a material adverse effect on Seller’s ability to perform its obligations hereunder or to consummate the Transactions.

3.4              Litigation. There is no Proceeding pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates that questions the validity of this Agreement or which would reasonably be expected to affect the legality or enforceability of this Agreement or the consummation of the Transactions.

3.5              Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from Seller or its Affiliates in connection with the Transactions.

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3.6              Ownership of TeraWulf Units. Seller has good and valid title to, holds of record, and owns beneficially the TeraWulf Units free and clear of any liens, claims or encumbrances (other than restrictions on transfer that may be imposed by state or federal securities Laws or that are set forth in the applicable Organizational Documents of Nautilus). Other than the TeraWulf Units, neither Seller nor any of its Affiliates holds beneficially or of record any equity or equity-like interests or rights to equity or equity-like interests in Nautilus. Immediately following the Closing, neither Seller nor any of its Affiliates shall own any Units in or be a Member of Nautilus.

3.7              No Other Representations or Warranties. Except for the representations expressly set forth in Article IV, no representations or warranties have been made to Seller or Seller’s Representatives concerning the TeraWulf Units, the Equipment or Nautilus or its Affiliates or their respective prospects or other matters. Seller acknowledges that, notwithstanding anything herein to the contrary, (i) the representations and warranties of Buyer expressly set forth in this Agreement are and shall constitute the sole and exclusive representations and warranties made with respect to Buyer or the Equipment in connection with this Agreement, (ii) except for the representations and warranties referred to in clause (i) above, none of Buyer, its Affiliates or any other Representative has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business, the Equipment or the assets of Nautilus or its Affiliates and (iii) except for the representations and warranties expressly set forth in this Agreement, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business, the Equipment or the assets of Nautilus or its Affiliates, are hereby expressly disclaimed.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the Closing Date as follows:

4.1              Capacity; Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently being conducted. Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

4.2              Authorization; Enforceability. Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by all requisite limited liability company action on the part of Buyer, and no other authorization on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and

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constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable Creditors’ Rights.

4.3              No Conflict. The execution and delivery of this Agreement by Buyer and the consummation of the Transactions by Buyer do not (a) violate, conflict with or breach any terms, conditions or provisions of the Organizational Documents of Buyer or (b) violate, conflict with or breach any agreement, instrument or Law to which Buyer is subject, except, with respect to this clause (b), as would not, individually or in the aggregate, reasonably be expected to prohibit or materially delay or interfere with or otherwise have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the Transactions.

4.4              Litigation. There is no Proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any of its Affiliates that questions the validity of this Agreement or which would reasonably be expected to affect the legality or enforceability of this Agreement or the consummation of the Transactions.

4.5              Brokers’ Fees. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission from Buyer or any of its Affiliates in connection with the Transactions.

4.6              Investment Representation. Buyer is acquiring the TeraWulf Units for its own account as an investment and not with a view to sell, transfer or otherwise distribute all or any part thereof to any other Person in any transaction that would constitute a “distribution” within the meaning of, and in violation of, the Securities Act. Buyer acknowledges that it can bear the economic risk of its investment in the TeraWulf Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in all of the TeraWulf Units. Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act. Buyer understands that neither the offer nor sale of the TeraWulf Units has or will have been registered pursuant to the Securities Act or any applicable state securities Laws, that all of the TeraWulf Units will be characterized as “restricted securities” under federal securities Laws and that, under such Laws and applicable regulations, none of the TeraWulf Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption thereunder.

4.7              Equipment. Nautilus has good and valid title to, holds of record, and owns beneficially the Equipment, free and clear of all liens, claims or encumbrances.

4.8              Miners. Nautilus has ceased operation of the Miners at or prior to 8:00 p.m. Eastern Time on September 30, 2024, and from such time through the Closing, Nautilus has not conducted any business or operations.

4.9              Bulk Sale Law Representation. The assets included in the Miner and Equipment Assignment and the Nautilus Distributions collectively constitute less than 51% of the total assets by book value of Nautilus.

4.10          No Other Representations or Warranties. Except for the representations expressly set forth in Article III, no representations or warranties have been made to Buyer or Buyer’s Representatives concerning the TeraWulf Units or Nautilus or its Affiliates or their respective

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prospects or other matters. Buyer acknowledges that, notwithstanding anything herein to the contrary, (i) the representations and warranties of Seller expressly set forth in this Agreement are and shall constitute the sole and exclusive representations and warranties made with respect to Seller or the TeraWulf Units in connection with this Agreement, (ii) except for the representations and warranties referred to in clause (i) above, none of Seller, its Affiliates or any other Representative has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of Nautilus or its Affiliates and (iii) except for the representations and warranties expressly set forth in this Agreement, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of Nautilus or its Affiliates, are hereby expressly disclaimed.

Article V
COVENANTS

5.1              Tax Matters.

(a)               Transfer Taxes. Any Transfer Taxes shall be borne equally by Buyer, on one hand, and Seller, on the other hand, and each of Buyer and Seller shall timely reimburse the other party for its portion of any such Transfer Taxes. Seller and Buyer shall cooperate in good faith to reduce or eliminate any such Transfer Taxes to the extent permitted by applicable Law and to file any Tax Returns relating to any such Transfer Taxes.

(b)               Purchase Price Allocation. Buyer and Seller agree to allocate the Purchase Price and all other amounts treated as consideration for U.S. federal income tax purposes among the assets of Nautilus in accordance with the principles of Section 751, Section 755 and Section 1060 of the Code, as applicable (the “Purchase Price Allocation”). Within ninety (90) days following the Closing Date, Buyer shall deliver to Seller a proposed Purchase Price Allocation (the “Proposed Purchase Price Allocation”). Seller shall have thirty (30) days after receipt of the Proposed Purchase Price Allocation (the “Allocation Review Period”) to review the Proposed Purchase Price Allocation. During the Allocation Review Period, Seller shall have the right to review the supporting documentation regarding the Proposed Purchase Price Allocation. Prior to the expiration of the Allocation Review Period, Seller may dispute in good faith any items set forth in the Proposed Purchase Price Allocation by written notice to Buyer setting forth in reasonable detail any such dispute items (the “Allocation Dispute Notice”). If an Allocation Dispute Notice is timely delivered, during the fifteen (15) days following such delivery of the Allocation Dispute Notice, Buyer and Seller shall discuss the Proposed Purchase Price Allocation and the Allocation Dispute Notice in good faith in an effort to reach agreement with respect to any disputed items set forth in the Allocation Dispute Notice. In the event that Buyer and Seller are unable to resolve any disputed items within ten (10) days following the delivery of the Allocation Dispute Notice, Buyer and Seller shall refer such disputed items to the Designated Accountant, which dispute shall be resolved in accordance with the procedural methods set forth in Section 2.3(e). Seller and Buyer shall, and shall cause each of their respective Affiliates (including, in respect of Buyer, Nautilus) to, prepare and file all Tax Returns (including any statements required under Treasury Regulations Section 1.751-1(a)(3)) in a manner consistent with the Purchase Price Allocation, and neither

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Seller nor Buyer shall take any Tax position with any Governmental Authority or otherwise that is inconsistent with the Purchase Price Allocation unless required by a final “determination” (as defined in Section 1313 of the Code).

(c)               Tax Returns. Buyer shall prepare and file when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to Nautilus after the Closing Date for any Pre-Closing Tax Period in accordance with the Purchase Price Allocation, the Intended Tax Treatment and otherwise in accordance with past practice. Prior to filing any flow-through Tax Return by or with respect to Nautilus, Buyer shall provide Seller with a draft of such Tax Returns for review and comment. Seller shall have a reasonable period, not to exceed fifteen (15) days, in respect of each flow-through Tax Return, prior to the K-1 Delivery Date, to review and provide comments on the draft Tax Returns. Buyer shall consider Seller’s comments in good faith and shall discuss any disagreements with Seller. Buyer shall provide (on behalf of Nautilus) Seller with (x) a draft Schedule K-1 from Nautilus for the taxable year including the Closing Date as soon as reasonably practicable and in no event later than February 14, 2025 and (y) a final Schedule K-1 from Nautilus for the taxable year including the Closing Date concurrently with the filing of the Form 1065 of Nautilus for such taxable year, which shall be no later than June 1, 2025, in each case, prepared in accordance with the first sentence of this Section 5.1(c) (the delivery dates described in clause (y) of this sentence, the “K-1 Delivery Date”).

(d)               Post-Closing Tax Actions. Notwithstanding anything to the contrary herein, unless otherwise required by applicable Laws, Buyer shall not, and shall cause its Affiliates (including Nautilus) not to, (i) amend any flow-through income Tax Returns of Nautilus for any Pre-Closing Tax Period if such amendment would have a material impact on Seller or (ii) change any Tax accounting method or make any Tax election if such change or election would have a material and disproportionate impact on Seller in respect of, or relating to, any flow-through income Tax Returns of Nautilus for any Pre-Closing Tax Period, in each case of clauses (i) and (ii), without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

(e)               Tax Contests. If Buyer or any of its Affiliates (including Nautilus) receives notice from any Governmental Authority of any proposed or actual Proceeding concerning flow-through income Taxes or flow-through income Tax Returns of Nautilus or if Buyer initiates discussions or examinations with any Governmental Authority with respect to any flow-through income Taxes of Nautilus for any Pre-Closing Tax Period (including with respect to any voluntary disclosure), Buyer shall promptly inform Seller of the receipt of such notice or the initiation of any such discussions or examinations. Any such notice shall be accompanied by a copy of a written notice or other document received from or sent to the applicable Governmental Authority with respect to such matter. Buyer shall control, at Buyer’s expense, the contest of any such Proceeding, discussions or examinations; provided, that Buyer shall consult with and keep Seller informed of any material activity in respect of such Proceeding, discussions or examination. With respect to any such Proceeding, discussions or examinations that could reasonably be expected to result in a material adverse impact on Seller, Buyer shall not (i) make any election in the course of, or related to, such Proceeding, discussions or examinations or (ii) settle or compromise any such Proceeding, discussions or examinations, in each case of clauses (i) and (ii), without Seller’s prior written consent (not to be unreasonably withheld, delayed, or conditioned).

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(f)                Tax Assistance. Each of Buyer and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to Nautilus as is reasonably requested for the filing of any Tax Returns, for the preparation of any audit, for the filing of Tax refund claims or amended Tax Returns and for the prosecution or defense of any Proceeding relating to Taxes. Each of Buyer, Seller, and their respective Affiliates (including, in respect of Buyer, Nautilus) shall, preserve and keep all books and records with respect to Taxes and Tax Returns of Nautilus until the expiration of the applicable statute of limitations.

(g)               Tax Treatment. Seller and Buyer agree that for U.S. federal, and applicable state and local, income Tax purposes (i) the Nautilus Distributions and the Miner and Equipment Assignment shall be treated as distributions governed by Section 731(a) of the Code taking place prior to the purchase and sale of the TeraWulf Units and (ii) the purchase and sale of the TeraWulf Units shall be treated, in accordance with the principles of Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 1), (A) by Seller, as the sale of the entirety of its partnership interests in Nautilus and (B) by Buyer, as a purchase of all of the assets of Nautilus deemed distributed to Seller in liquidation of its partnership interests in Nautilus (the “Intended Tax Treatment”). Seller and Buyer shall, and shall cause each of their respective Affiliates (including, in respect of Buyer, Nautilus) to, prepare and file all Tax Returns in a manner consistent with the foregoing treatment, and neither Seller nor Buyer shall take any Tax position with any Governmental Authority or otherwise that is inconsistent with the foregoing unless required by a final “determination” (as defined in Section 1313 of the Code).

5.2              Cessation of Membership. Effective as of the Closing Date, Seller (a) acknowledges that it will no longer own any of the TeraWulf Units or have any further rights as a Member of Nautilus and (b) agrees that the current TeraWulf Manager shall be removed from of the Board of Managers of Nautilus, and the current Chief Operating Officer shall be removed as an officer of Nautilus, in each case, without any action required by the Parties. For the avoidance of doubt, it is understood and agreed that Seller shall cease to be a Member and cease to have any obligations pursuant to the Nautilus LLC Agreement; provided, that, notwithstanding the foregoing, Seller shall remain bound by the obligations set forth in Sections 3.8 and 3.15 of the Nautilus LLC Agreement.

5.3              Additional Post-Closing Covenants.

(a)               Following the Closing, Seller shall use reasonable best efforts to, at its sole cost and expense, remove all of the Equipment from the Premises on or prior to November 16, 2024 (the “Removal Date”). Nautilus will provide such access and assistance as may be reasonably requested by Seller to facilitate such removal, provided that Seller shall remain solely responsible for timely removal of the Equipment in accordance with Best Industry Practices. In the event that Seller fails to remove any or all Equipment from the Premises by the Removal Date, Buyer shall have the right to dispose of any such Equipment remaining at the Premises through any mechanism or means, in Buyer’s sole and absolute discretion, without any obligation to account to (or remunerate) Seller for the proceeds of such disposal (if any). Any reasonable and documented out-of-pocket expenses incurred by Buyer in connection with such disposal shall be paid or reimbursed by Seller.

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(b)               Following the Closing for a period of 12 months, in connection with any reasonable business purpose, Buyer shall, and shall cause its Affiliates to: (i) afford to Seller and its Affiliates and its and their respective Representatives reasonable access, during normal business hours, to the books, records and properties of Nautilus; (ii) furnish to Seller and its Affiliates and its and their respective Representatives such information regarding Nautilus as Seller and its Affiliates and its and their respective Representatives may from time to time reasonably request; and (iii) as soon as reasonably practicable, but in any event not later than fifteen (15) Business Days following the Closing, provide Seller the unaudited consolidated financial statements of Nautilus (including a balance sheet, statement of operations and statement of cash flows) for the fiscal quarter ended immediately prior to the Closing Date in substantially the same form as previously provided pursuant to Section 8.1(e) of the Nautilus LLC Agreement in accordance with past practice (the “Delivered Financials”); provided, that such requests shall not unreasonably interfere with the business or operations of Nautilus or its Affiliates.

(c)               To the extent any Bitcoin is not timely received in the Nautilus Bitcoin wallet at Coinbase on or prior to Closing or is not timely delivered by Coinbase to Seller immediately prior to the Closing, Nautilus shall distribute any such Bitcoin in accordance with the agreed proportions on Schedule V; provided, that the payment of Bitcoin under this Section 5.3(c) shall be without duplication of amounts already paid to Seller pursuant to Section 2.3.

(d)               For the period commencing on the Closing Date and ending on the date which is four (4) weeks following the Closing Date, Buyer shall make available, or cause to be made available, no less than twelve (12) employees employed by Buyer or its Affiliates at the Nautilus Bitcoin mining facility on the Site (collectively, the “Buyer Removal Employees”) to provide full straight-time assistance to Seller with respect to the Equipment removal, in exchange for a payment from Seller to Buyer in an aggregate amount equal to $25,000 per week (the “Buyer Removal Employee Fee”); provided, that if less than twelve (12) Buyer Removal Employees are made available in any week during such period, Seller’s payment to Buyer for such week shall be reduced pro rata; provided, further, that (x) the Purchase Price shall not be off-set by any amounts paid as a Buyer Removal Employee Fee and Buyer shall separately invoice Seller on a weekly basis for the Buyer Removal Employee Fee and (y) to the extent necessary for the purpose of completing the Equipment removal and approved by Site management and the relevant Buyer Removal Employee, any Buyer Removal Employee may work overtime and, in such circumstances, Seller shall reimburse Buyer for any reasonable and documented overtime expenses; provided, further, that Buyer shall provide, procure or grant access to any and all equipment in the possession of Buyer at the Premises and reasonably necessary for Seller and the Buyer Removal Employees to perform the Equipment removal at no charge to Seller, including, but not limited to, access to four (4) man lifts, six (6) pallet jacks, restrooms, break facilities, internet access and the exclusive use of one loading dock per building. Seller shall pay in full any amounts invoiced pursuant to this Section 5.3(d) within five (5) Business Days following Seller’s receipt of such invoice and, if any such amounts are not timely paid, Buyer shall be entitled to immediately cease providing assistance to Seller hereunder. For the avoidance of doubt, nothing in this Section 5.3(d) shall limit Seller’s obligation under this Agreement to remove the Equipment.

(e)               If, during the period commencing on the Closing Date and ending on the date which is twelve (12) months following the Closing Date, Buyer or its direct or indirect equityholders (or their respective successor-in-interest, if applicable) transfer, or cause to be

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transferred, directly or indirectly, all or substantially all of the assets , or a majority of the equity interests of Nautilus (whether by merger, consolidation, equity sale, asset sale or otherwise) to any Person for an aggregate price in excess of $300,000,000, Buyer shall pay Seller 25% of the amount of net proceeds actually received in exchange for such assets or equity interests of Nautilus in excess of $300,000,000; provided, that, for the avoidance of doubt, such amount shall not include amounts arising from contractual obligations of any Person for services provided by Nautilus or its Affiliates pursuant to any agreement (including, for the avoidance of doubt any power purchase agreement); provided, notwithstanding the foregoing, in no event will a sale of all or substantially all of the assets, or a majority of the equity interests, of Talen Energy Corporation or Talen Energy Supply, LLC, grant Buyer any right to payment pursuant to this Section 5.3(e). The parties hereto agree to treat any amounts payable pursuant to this Section 5.3(e) as an adjustment to the Purchase Price for U.S. federal, and applicable state and local, income Tax purposes, except as otherwise required by Law.

(f)                Seller acknowledges and agrees: (i) Buyer shall have the right to own, operate, use, license, develop and otherwise utilize the assets of Nautilus from and after the Closing in any way that Buyer deems appropriate, in its sole discretion, which may have an impact on the payments described in Section 5.3(e), (ii) Buyer does not have any obligation, expressed or implied, to own, operate, use, license, develop or otherwise utilize the assets of Nautilus in order to maximize or expedite the payments described in Section 5.3(e), including any obligation to pursue or decline any particular business opportunities or otherwise, and (iii) Buyer shall owe no duty, as a fiduciary or otherwise, to Seller in connection with its operation of Nautilus following the Closing.

5.4              Confidentiality. During the period commencing on the Closing Date and ending on the date that is six (6) months following the Closing Date, except as and to the extent as may be required by applicable Law, Governmental Authority or the rules or regulations of a securities exchange on which the securities of the applicable Party or its Affiliates are listed, without the prior written consent of the non-disclosing Party, the Parties shall not make, and shall cause their respective Affiliates and its and their officers, directors, agents, employees and other representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of Confidential Information or any of the non-public terms, conditions or other aspects of this Agreement; provided, that (a) the Parties and their respective Affiliates may disclose Confidential Information to their respective equity holders, potential investors, employees, directors, legal advisors, accountants and other advisors, consistent with historical practice,(b) the Parties may disclose Confidential Information in the ordinary course of business so long as such recipient is subject to confidentiality obligations at least as restrictive as those provided pursuant to this Section 5.4 and (c) the Parties acknowledge and agree that Seller or its Affiliates will be required to publicly file all terms of this Agreement pursuant the rules or regulations of the securities exchange on which the securities of Seller or its Affiliates are listed.

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Article VI
INDEMNIFICATION

6.1              Indemnification.

(a)               Seller agrees to indemnify and hold harmless, and pay on behalf of or reimburse, Buyer, Nautilus, their Affiliates, and each of Buyer’s, Nautilus’ and their Affiliates’ respective employees, agents, officers, and directors (collectively, the “Buyer Indemnified Parties”) from and against any losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments, or deficiencies (“Losses”) arising out of, in connection with or by reason of Seller’s acts, failure to act or presence on the Premises, or any use or exploitation of the Premises, in each case, solely and exclusively to the extent arising from the storage and removal of the Equipment from and after the Closing Date, except, to the extent caused by (x) the Buyer Removal Employees or (y) Buyer’s or Nautilus’ Fraud, willful misconduct or gross negligence.

(b)               If the transfer of assets from Nautilus to Seller constitutes a “bulk sale” under the laws at 69 P.S. § 529, 72 P.S. § 1403(a), 72 P.S. § 7240, and their respective amendments and regulations (collectively, the “Bulk Sale Laws”), Buyer agrees to indemnify and hold harmless, and pay on behalf of or reimburse, Seller and each of Seller’s employees, agents, officers, and directors (collectively, the “Seller Indemnified Parties”) from and against any Losses of any such Seller Indemnified Party arising out of, in connection with, or by reason of any Taxes of Nautilus imposed on Seller or such Seller Indemnified Party as a result of the application of the Bulk Sale Laws.

6.2              LIMITATION ON LIABILITY FOR DAMAGE OR LOSS TO MINERS. Seller agrees that the Buyer Indemnified Parties shall have no liability of any kind or nature resulting from any damage to or loss of the Equipment, including with respect to lost mining proceeds, while such Equipment is within Buyer Indemnified Parties’ possession, custody or control, other than resulting from such Buyer Indemnified Parties’ willful misconduct, gross negligence or intentional damage to the Equipment.

Article VII
MISCELLANEOUS

7.1              Notices. All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given or made by delivery in person by an internationally recognized courier service, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other addresses for a Party as shall be specified in a notice given in accordance with this Section 7.1):

If to Seller, to:

TeraWulf (Thales) LLC

9 Federal Street, MD 21601

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Telephone: (410) 770-9500

Attention: General Counsel’s Office

Email: legal@terawulf.com

If to Buyer, to:

Cumulus Coin LLC

2929 Allen Parkway, 22nd Floor

Houston, TX 77019

Attention: General Counsel

E-Mail: legalservices@talenenergy.com

Any such notice or other communication shall be deemed to have been given (a) on the date so personally delivered (or if delivered after the recipient’s normal business hours, on the next Business Day), (b) on the next Business Day when sent by overnight delivery services or five (5) days after the date so mailed if by certified or registered mail and (c) with respect to e-mail, upon an affirmative acknowledgment of receipt by the recipient thereof (provided, however, any “out-of-office” e-mail or other similar automatic reply shall not constitute an affirmative acknowledgment of receipt).

7.2              Assignment. No Party shall assign this Agreement or any part hereof, by operation of law or otherwise, without the prior written consent of each other Party. Any attempted assignment in violation of this Section 7.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

7.3              Rights of Third Parties. Except (a) as provided in Article VI relating to Buyer Indemnified Parties and Seller Indemnified Parties and (b) as provided in Section 7.14 relating to any Released Parties, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their permitted successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.4              Survival of Representations, Warranties and Covenants. The respective representations, warranties, covenants and agreements of Seller and Buyer contained in this Agreement shall (a) in the case of the representations and warranties, survive the Closing Date until the date that is twelve (12) months following the Closing Date; and (b) in the case of any of the Parties’ respective covenants and agreements that contemplate performance following the Closing, survive the Closing Date until fully performed.

7.5              Expenses. Except as otherwise provided herein, each Party shall, whether or not the Transactions are consummated, bear its own expenses incurred in connection with the Transactions, including all fees of its legal counsel, financial advisors and accountants.

7.6              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same

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instrument. Any electronic copies hereof or signatures hereon shall, whether delivered by e-mail, or other means of electronic transmission, for all purposes, be deemed originals.

7.7              Entire Agreement. This Agreement, the Miner and Equipment Assignment and the Assignment in Lieu of Certificate constitute the entire agreement among the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the Transactions.

7.8              Amendments; Waiver; Consent. This Agreement may be amended or supplemented only by additional written agreements signed by each of the Parties. Any term or condition of this Agreement may be waived in writing at any time by the Party that is entitled to the benefit thereof. No agreement on the part of a Party to any waiver or any consent under this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of such Party waiving such term or condition or granting such consent. No waiver or consent by any Party with respect to any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver or consent with respect to the same or any other term or condition of this Agreement on any future occasion.

7.9              Publicity. Each Party agrees that neither it nor any of its Affiliates or Representatives shall make or cause to be made, a press release or similar public announcement, public filing or communication in respect of the Transactions or concerning the existence or subject matter of this Agreement unless approved in writing in advance by the other Party; provided that either Party may, without the prior written approval of the other Party, make or cause to be made, (x) a press release, public filing or similar public announcement or communication to the extent such Party reasonably concludes may be required by applicable Law or the rules or regulations of a securities exchange on which the securities of such Party or its Affiliates are listed or that does not include any non-public information concerning this Agreement or (y) subject to Section 5.4, any investor communication consistent with past practice; provided, further, that the Parties acknowledge and agree that Seller or its Affiliates will be required to publicly file all terms of this Agreement pursuant the rules or regulations of the securities exchange on which the securities of Seller or its Affiliates are listed.

7.10          Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable under any Law or as a matter of public policy, such term or provision shall be fully severable from this Agreement. All other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision contained herein is, to any extent, invalid or unenforceable in any respect under the Laws governing this Agreement, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

7.11          Governing Law; Consent to Exclusive Jurisdiction; Dispute Resolution. The laws of the State of Delaware shall govern the validity of this Agreement and the construction and interpretation of its terms. Any Proceeding arising from or relating to this Agreement or the Transactions shall be brought exclusively in the Court of Chancery of the State of Delaware;

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provided however, that if the Court of Chancery of the State of Delaware does not have or declines to exercise subject matter jurisdiction over the Proceeding, then such Proceeding shall be brought exclusively in the Superior Court of the State of Delaware. By execution and delivery of this Agreement, each of the Parties accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid court. Each of the Parties irrevocably consents to the service of process of any of the aforementioned court in any such Proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Party pursuant to Section 7.1. The Parties hereby waive, to the extent permitted by applicable law, any right to stay or dismiss any action or Proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of forum non-conveniens.

7.12          Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BUYER TO ENTER INTO THIS AGREEMENT.

7.13          Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. It is accordingly agreed that each Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity with respect to a breach of this Agreement (regardless of whether pursuant to misrepresentation, tort, strict liability or any other legal theory). Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the Party seeking the injunction, specific performance and other equitable relief has an adequate remedy of Law.

7.14          Release.

(a)               Effective as of the Closing Date, except for any rights or obligations under this Agreement, the Miner and Equipment Assignment or the Assignment in Lieu of Certificate, Seller and Buyer, on behalf of itself and each of its respective Affiliates and each of its and its Affiliates’ respective current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Releasing Parties”), hereby expressly, knowingly, willingly, fully, irrevocably and unconditionally releases and forever discharges Nautilus and its Affiliates (in the case of Seller), Seller or Buyer, as applicable, their respective Affiliates and each of their respective current, former and future officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, Proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), claims and demands whatsoever, whether asserted or unasserted, known or unknown, suspected or unsuspected, secured or unsecured, accrued or unaccrued, fixed or contingent, direct or derivative, in law or in equity (this “Release”), which the Releasing Parties now have, may have, or in the future may have against each or any of the Released Parties, in respect of any cause, fact, matter or thing

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relating to (i) the preparation, negotiation, execution or consummation of this Agreement or the Transactions and any other document, instrument or agreement prepared in connection with this Agreement or the Transactions, (ii) claims in respect of a breach by Nautilus’ board of managers or its Affiliates, individual managers, members, officers and employees of their obligations or duties (including fiduciary duties) whether arising under applicable law, the Nautilus LLC Agreement or otherwise (including in connection with the negotiation and execution of this Agreement and the consummation of the Transactions or transactions involving Cumulus Coin, its Affiliates and/or third parties relating directly or indirectly to the Ground Lease, the Site, the TeraWulf’s Optional Capacity election and/or SSES), (iii) Nautilus’ business or operations at or prior to the Closing (including any agreements between Seller or its Affiliates, on the one hand, and Nautilus or any of its Affiliates, on the other hand), or (iv) either Party’s status as a holder of Equity Securities in Nautilus at any time prior to the Closing, (each, a “Released Claim” and collectively, “Released Claims”); provided, however, that nothing in this Section 7.14 shall be construed to release, acquit or discharge any rights that any of the Releasing Parties have under this Agreement, the Miner and Equipment Assignment, the Assignment in Lieu of Certificate, or any other document, instrument or agreement prepared in connection with this Agreement or the Transactions.

(b)               Each Party agrees not to, and agrees to cause each of their respective Releasing Parties not to, assert any Released Claim against the Released Parties, and with respect to any Released Claims, each Releasing Party hereby expressly waives any and all rights conferred upon such Person by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him, her or it must have materially affected his, her or its settlement with the Released Party. Each Party hereby represents and warrants that it has access to adequate information regarding the terms of this Release, the scope and effect of the releases set forth herein, and all other matters encompassed by this Release to make an informed and knowledgeable decision with regard to entering into this Release and has not relied on the Released Parties in deciding to enter into this Release and has instead made his, her or its own independent analysis and decision to enter into this Release. Each Party further agrees that there are no representations or warranties being made by any other Party or any Released Party with respect to this Agreement or the Released Claims, and each Party disclaims any reliance on any such representations or warranties in entering into this Agreement, except as expressly stated in this Agreement.

(c)               Seller, on behalf of itself and its Affiliates, hereby agrees that it shall not (and shall cause its Affiliates not to) make any claim against Buyer, Nautilus, or any of their respective Affiliates by reason of the fact that Seller or any Affiliate of Seller is or was an equityholder, member, director, manager, officer, employee or agent of Nautilus or any of its Affiliates or is or was serving at the request of Nautilus or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of Seller or its Affiliates against Buyer or its Affiliates pursuant to this Agreement or applicable Law or otherwise, and Seller (on its own behalf and on behalf of its Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from

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Nautilus, Buyer or any of their respective Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise.

(d)               Seller acknowledges and agrees that other than the Purchase Price payable pursuant to this Agreement, the Miner and Equipment Assignment and the Nautilus Distributions, neither Seller nor any of its respective Affiliates is entitled to any consideration or payouts under the Nautilus LLC Agreement or in respect of the TeraWulf Units from Buyer, Nautilus or any of their respective Affiliates. Each of the Released Parties is an express beneficiary of this Section 7.14.

7.15          Recourse. Notwithstanding anything in this Agreement or any applicable Law to the contrary, it is understood and agreed by each of the Parties that all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as Parties hereto. No Person who is not a Party, including without limitation any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or Representative of any Party (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement, for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate.

[signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each Party as of the date first above written.

SELLER:

TERAWULF (THALES) LLC

By:	/s/ Paul B. Prager
Name:	Paul B. Prager
Title:	President

Signature Page to Purchase and Sale Agreement

BUYER:

CUMULUS COIN LLC

By:	/s/ Cole Muller
Name:	Cole Muller
Title:	Executive Vice President – Strategic Ventures

NAUTILUS:

NAUTILUS CRYPTOMINE LLC

By:	/s/ Robert F. Muhr
Name:	Robert F. Muhr
Title:	Chief Financial Officer

Signature Page to Purchase and Sale Agreement

EXHIBIT A

[FORM OF]

ASSIGNMENT IN LIEU OF CERTIFICATE

This Assignment in Lieu of Certificate (this “Agreement”) is entered into as of [●], 2024 (the “Effective Date”), by and among TeraWulf (Thales) LLC, a Delaware limited liability company (“Seller”), Cumulus Coin LLC, a Delaware limited liability company (“Buyer”), and Nautilus Cryptomine LLC, a Delaware limited liability company (“Nautilus”). Reference is hereby made to the Purchase and Sale Agreement (the “Purchase Agreement”), dated as of [●], 2024, by and among Buyer, Seller, and Nautilus. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

For good and valuable consideration received, effective as of the Effective Date, Seller hereby sells, assigns, transfers and conveys to Buyer, and Buyer hereby purchases and acquires from Seller, the Units set forth across from Buyer’s name on Schedule I to the Purchase Agreement (the “Assigned Units”) free and clear of any liens, claims or encumbrances (other than restrictions on transfer under applicable securities Laws or set forth in the organizational documents of Nautilus). Effective as of the Effective Date and notwithstanding any provision of the applicable Organizational Documents of Nautilus to the contrary, Buyer shall own the Assigned Units in accordance with this Agreement and the Purchase Agreement and Seller shall cease to have any right, title or interest in or to the Assigned Units.

This Agreement is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and subject to, the Purchase Agreement, and nothing contained in this Agreement shall be deemed to modify any of the provisions of the Purchase Agreement, nor shall anything in this Agreement be deemed to modify, expand or enlarge any of the rights or obligations of the parties under the Purchase Agreement. Except for those representations and warranties expressly contained in Articles IV and V of the Purchase Agreement, the Assigned Units are being transferred through the sale of the Assigned Units “as-is, where is, with all faults” and Seller expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of Nautilus and its Affiliates and their respective assets or the prospects, risks and other incidents of Nautilus and its Affiliates and their respective assets. The provisions set forth in Sections 7.2 (Assignment), 7.6 (Counterparts), 7.8 (Amendments; Waiver; Consent), 7.10 (Severability), 7.11 (Governing Law; Consent to Exclusive Jurisdiction; Dispute Resolution), and 7.12 (Waiver of Jury Trial) of the Purchase Agreement, as in effect as of the date of the Purchase Agreement, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

Buyer	Number of Units Purchased
Cumulus Coin LLC	25

[Signature Pages Follow]

Exhibit A to Purchase and Sale Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party as of the Effective Date.

SELLER:

TERAWULF (THALES) LLC

By:
Name:	Paul B. Prager
Title:	President

BUYER:

CUMULUS COIN LLC

By:
Name:
Title:

NAUTILUS:

NAUTILUS CRYPTOMINE LLC

By:
Name:
Title:

Exhibit A to Purchase and Sale Agreement

EXHIBIT B

[FORM OF]

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is entered into as of [●], 2024 (the “Effective Date”), by and among TeraWulf (Thales) LLC, a Delaware limited liability company (“TeraWulf”), and Nautilus Cryptomine LLC, a Delaware limited liability company (“Nautilus”). Reference is hereby made to the Purchase and Sale Agreement (the “Purchase Agreement”), dated as of the Effective Date, by and among TeraWulf, Nautilus, and the other parties thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

For good and valuable consideration received in connection with the Purchase Agreement, effective as of the Effective Date, Nautilus hereby sells, assigns, transfers and conveys to TeraWulf, and TeraWulf hereby accepts from Nautilus, (i) all of Nautilus’ right, title and interest in and to the Miners set forth on Annex A attached hereto (the “Assigned Miners”) and (ii) all of Nautilus’ right, title and interest in and to the Equipment set forth on Annex B attached hereto (the “Assigned Equipment”). Effective as of the Effective Date and notwithstanding any provision of the applicable Organizational Documents of Nautilus to the contrary, TeraWulf shall own the Assigned Miners and the Assigned Equipment in accordance with this Agreement and the Purchase Agreement and Nautilus shall cease to have any right, title or interest in or to the Assigned Miners and the Assigned Equipment.

This Agreement is an instrument of transfer and conveyance contemplated by, and is executed and delivered under and subject to, the Purchase Agreement, and nothing contained in this Agreement shall be deemed to modify any of the provisions of the Purchase Agreement, nor shall anything in this Agreement be deemed to modify, expand or enlarge any of the rights or obligations of the parties under the Purchase Agreement. Except for those representations and warranties expressly contained in Articles III and IV of the Purchase Agreement, the Assigned Miners and the Assigned Equipment are being transferred “as-is, where is, with all faults” and Nautilus expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value or quality of the Assigned Miners or the Assigned Equipment. The provisions set forth in Sections 7.2 (Assignment), 7.6 (Counterparts), 7.8 (Amendments; Waiver; Consent), 7.10 (Severability), 7.11 (Governing Law; Consent to Exclusive Jurisdiction; Dispute Resolution), and 7.12 (Waiver of Jury Trial) of the Purchase Agreement, as in effect as of the date of the Purchase Agreement, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

Exhibit B to Purchase and Sale Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party as of the Effective Date.

SELLER:

TERAWULF (THALES) LLC

By:
Name:	Paul B. Prager
Title:	President

NAUTILUS:

NAUTILUS CRYPTOMINE LLC

By:
Name:
Title:

Exhibit B to Purchase and Sale Agreement

ANNEX A

MINERS

Miner Counts aligned with Talen Weekly Report
Miner Type	Qty.*
MV-7	4,303
S19 Jpro*	14,716
S19 Pro*	16,701
S19 XP	12,295
Total	48,015

* Inventory report was based off combined Pro & jPro so based off weighted %

Annex A to Exhibit B to Purchase and Sale Agreement

ANNEX B

EQUIPMENT

Spare Parts:

Part Description	Qty
Bitmain Control Board C87 V3, 1011	up to 891
Bitmain S19 Fan Martech DF1203812B2UN A1 or Bitmain	up to 800
Bitmain S19 Power Supply APW121215 (Version F)	up to 852

Other Equipment:

1.	Up to 69x Transpaks

Annex B to Exhibit B to Purchase and Sale Agreement